KPMG

KPMG LLP
Chartered Accountants
2700 205 - 5th Avenue SW
Calgary AB T2P 4B9

Telephone (403) 691-8000
Fax (403) 691-8008
Internet www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Qsound Labs, Inc.

We consent to the use of our report dated March 7, 2007, with respect to the consolidated balance sheet of QSound Labs, Inc. as at December 31, 2006, and the related consolidated statements of operations and deficit and cash flows for the year then ended and the consolidated statements of operations and deficit and cash flows for the year ended December 31, 2004, incorporated herein by reference.

KPMG LLP

Chartered Accountants

Calgary, Canada
April 30, 2007